FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Earnings from Continuing Operations

WEST LAFAYETTE, Ind., December 24, 2008—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the three months and  fiscal year ended September 30, 2008.

 The Company had previously announced the June 30, 2008 sale of its clinic in Baltimore, Maryland and the resulting exit from the Phase I clinical trials business.  The presentation of the Company’s financial results reflects the discontinuation of those operations.

For continuing operations, revenue in the fourth quarter of fiscal 2008 decreased 2.1% to $9.4 million compared to $9.6 million for the same period in fiscal 2007.  A net loss from continuing operations for the fourth quarter of fiscal 2008 was $1.2 million, or $0.23 per basic and diluted share, compared to net income of $208,000, or $0.04 per basic and diluted share, for the same period in fiscal 2007.

For the twelve months of fiscal 2008, revenue from continuing operations in fiscal 2008 increased 4.8% to $41.7 million compared to $39.8 million for fiscal 2007.  Net income from continuing operations for fiscal 2008 was $275,000, or $0.06 per basic and diluted share, compared to net income of $1.6 million, or $0.32 per basic and diluted share for fiscal 2007.

The net income from discontinued operations was $121,000, or $0.02 per basic and diluted share, in the quarter ended September 30, 2008 compared to a net loss of $411,000, or $0.08 per basic and diluted share, in the same period last year.  This resulted in a net loss from all operations in the fourth quarter of $1.0 million, or $0.21 per basic and diluted share, compared to a net loss in the same quarter last year of $203,000, or $0.04 per basic and diluted share.

The net loss from discontinued operations was $1.7 million, or $0.35 per basic and diluted share, in fiscal 2008 compared to a net loss of $646,000, or $0.13 per basic and diluted share, in fiscal 2007.  This resulted in a net loss from all operations in the current year of $1.4 million, or $0.29 per basic and diluted share, compared to net income in the prior year of $926,000, or $0.19 per basic and diluted share.

Michael Cox, Chief Financial Officer, stated, “The past fiscal year was one of significant change for us, both in our management team and in our operations.  In the final months of the year, we disposed of a significant operation that had produced consistent losses for us.  We replaced senior managers in two key positions in the organization.  In the fourth quarter, we experienced several delayed projects, which negatively impacted our revenue.  We also made the decision to abandon several patents which had not been incorporated into products and incurred additional marketing costs to improve our recognition with clients. We believe we serve a market that will continue to invest in new product development, employing our services, but we are anxious about the impacts the current economic conditions will have on our customers and our business.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
Service revenue	$7,268	$7,206	$32,921	$30,559
Product revenue	2,116	2,405	8,776	9,194
Total revenue	9,384	9,611	41,697	39,753

Cost of service revenue	5,593	5,039	22,941	21,676
Cost of product revenue	819	1,017	3,423	3,909
Total cost of revenue	6,412	6,056	26,364	25,585

Gross profit	2,972	3,555	15,333	14,168
Operating expenses:
Selling	1,271	745	3,912	2,782
Research and development	198	213	781	881
General and administrative	2,198	1,795	7,822	6,855
Loss on sale of property and equipment	17	31	24	165
Total operating expenses	3,684	2,784	12,539	10,683

Operating income (loss)	(712)	771	2,794	3,485

Interest income	---	35	29	87
Interest expense	(304)	(264)	(1,006)	(981)
Other income	1	(1)	6	3
Income (loss) from continuing operations before income taxes	(1,015)	541	1,823	2,594

Income taxes	136	333	1,548	1,022
Net income (loss) from continuing operations	$(1,151)	$208	$275	$1,572

Discontinued Operations
Loss from discontinued operations before income taxes	$(51)	$(689)	$(2,811)	$(1,095)
Loss on disposal	(43)	---	(474)	---
Tax benefit	215	278	1,574	449
Net income (loss) from discontinued operations after income taxes	$121	$(411)	$(1,711)	$(646)

Net income (loss)	$(1,030)	$(203)	$(1,436)	$926

Basic net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.23)	$0.04	$0.06	$0.32
Net income (loss) per share from discontinued operations	0.02	(0.08)	(0.35)	(0.13)
Basic net income (loss) per share	$(0.21)	$(0.04)	$(0.29)	$0.19
Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.23)	$0.04	$0.06	$0.32
Net income (loss) per share from discontinued operations	0.02	(0.08)	(0.35)	(0.13)
Diluted net income (loss) per share	$(0.21)	$(0.04)	$(0.29)	$0.19

Weighted common shares outstanding:
Basic	4,914	4,909	4,914	4,909
Diluted	4,914	4,982	4,968	4,960

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